Exhibit 99.1

Press Release

Quepasa Corporation to enter into a partnership with BRC Group
Largest adult Hispanic grassroots soccer program in the US to partner with Quepasa

Scottsdale, Ariz. – January 16, 2008 – Quepasa Corporation (NASDAQ: QPSA), one of the world’s largest, bicultural, Latino online communities, today announced that it is working towards entering into an agreement with BRC Group to become the official social networking provider for La Alianza de Fútbol Hispano, a BRC Group property and leading national organization dedicated to supporting and developing amateur Hispanic soccer in the United States. As part of the agreement, Quepasa would create and host an on-line community for Alianza members, players, fans and coaches across the United States.

Quepasa Corporation will advance BRC Group $300,000 under a Note Payable, with the understanding that the parties will work towards entering into an agreement establishing the parties’ relationship within the next 30 days and, at such time, Quepasa Corporation would provide an additional $300,000 payable over six months. Upon consummation of the partnership, Quepasa Corporation will create a La Alianza community within their quepasa.com website. Quepasa.com will also host all of the La Alianza de Fútbol Hispano tournament information and will integrate La Alianza participants into the quepasa.com social network. In return, Quepasa will receive an official sponsorship for the La Alianza de Fútbol Hispano 2008 tournament which includes: radio and print advertising, signage at the venues, event tickets, and hospitality. The Alianza participants will be able to upload pictures and video footage from their matches, and share their tournament experiences with other Alianza players and potentially stream events through the community web site. This partnership will immediately bring Quepasa access to over 300,000 Hispanic soccer players, families, fans and coaches across the United States. The 2007 Alianza season concludes this week with a championship match televised by Fox Sports en Español on January 20th, 2008 at 7pm EST.

Founded in 2002, the BRC Group is an event marketing and sales group, headed by Richard Copeland and Brad Rothenberg. BRC Group has produced more than 400 event days of Hispanic soccer, which have been attended by more than 1 million consumers. Over the past three years, they have been focused on developing Copa Alianza (www.alianzadefutbol.net) into the most prestigious Hispanic amateur soccer tournament in the United States. Copa Alianza brings together and showcases the talents of Hispanic amateur players nationwide through its sponsored local, regional and national tournaments. Alianza and its corporate partners reach out to a growing community of hundreds of thousands of Latino soccer players and their families.

“Quepasa is excited about the potential of the BRC Group relationship,” said John C. Abbott, Chief Executive Officer of Quepasa. “Soccer resonates within the Hispanic community and we believe that the quepasa.com social network is the perfect platform to bring La Alianza participants together online.”

“We are excited to bring our Alianza de Fútbol Hispano property to the internet with Quepasa in order to strengthen our relationship and offerings to the Hispanic soccer community around the United States. Quepasa is the perfect partner to help us accomplish these goals,” said Richard Copeland co-founder of BRC Group.

About Quepasa Corporation

Quepasa Corporation (NASDAQ: QPSA), headquartered in Scottsdale, Arizona (with offices in New York, Miami and Mexico), owns Quepasa.com, one of the world’s largest, bicultural, Latino online communities committed to providing entertaining, enriching, and empowering products and services. The web site serves its users in the U.S. and Latin America in both Spanish and English.

Safe Harbor/Forward-Looking Statements of Quepasa Corporation

Statements in this press release that refer to plans and expectations for the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the Company. In addition to the Risk Factors described in Item 1 of the Company’s Form 10-KSB, as amended, for the fiscal year ended December 31, 2006, these factors include, but are not limited to, benefits of a relationship with BRC Group; the reaction of users and customers of Quepasa and BRC Group to the relationship; our current level of indebtedness and our ability to incur future debt; the possibility of liability for information displayed or accessed via the Company’s Web site and for other commerce-related activities; competition in the operation of Web sites and in the provision of information retrieval services; changing laws, rules, and regulations; potential liability for breaches of security on the Internet; dependence on third party databases and computer systems; competition from traditional media companies; new technologies that could block the Company’s ability to advertise; and, with respect to the matters described in this press release, the success of the Company’s senior management team.

Contact:
Mike Matte, Chief Financial Officer
Quepasa Corporation
(480) 348-2665